Exhibit 4.1

                            I. CONSULTING AGREEMENT

The following terms and conditions constitute the entire Consulting Agreement (this "Agreement") between VYTA CORP ("Company") and the Edwin Buckham ("Consultant").

II. TERMS AND CONDITIONS

     1.   Purpose of Engagement, Scope, and Limitation of Authority
          ---------------------------------------------------------

               a)   The Consultant agrees to provide consulting and any
                    other mutually agreed upon duty to the Company, as set forth in the terms of this Agreement, including without limitation, those services set forth in Appendix A, which is
                                                            ----------
                    incorporated herein by reference. The Consultant agrees to effectively and diligently perform services hereunder in accordance with sound professional standards and practices and to comply with all applicable laws. The Consultant, to the extent consistent with the performance of obligations hereunder, shall be free to undertake activities pursuant hereto when, where and how the Consultant shall determine.

               b) During the term of this Agreement, Consultant shall provide a reasonably detailed monthly oral report of its services for and on behalf of the Company.

               c) The Consultant shall have not authority to bind the Company in any manner whatsoever.

     2.   Confidential and Proprietary Information
          ----------------------------------------

               a) The Consultant agrees that all correspondence, documents, drawings and other materials relating to the business of the Company, whether or not prepared by the Consultant, and all Company equipment, supplies and other property in the possession of the Consultant at any time, shall be used exclusively for the purpose of the engagement hereunder and shall remain the sole property of the Company.

               b) The Consultant agrees not to disclose or authorize other to disclose to any unauthorized person, at any time, and whether during or following the engagement hereunder, any information, whether or not believed to be of a confidential nature, concerning any aspect of the Company or its business, customers, suppliers, independent contractors, financial conditions, operating procedure, know-how, or work and organizational methods, or any similar information concerning the business of the Company's members, affiliates, customers, or clients.

     3.   Fees
          ----

               a) On or before June 8, 2006, the Company shall issue to the Consultant 140,000 post-split shares of common stock.


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               b)   On or before June 8, 2006, the Company shall issue to
                    the Consultant warrants to purchase 500,000 shares of common stock of the Company at a cash only exercise price equal to the closing bid price of the stock on that day regardless of the price of the stock during the next 3 years. All of such warrants shall be immediately exercisable. The term of the warrants shall be for three years following their issuance. The Warrant agreement shall be prepared in form and content by the Company.

               c) The common stock and the common stock underlying the warrants issued to Consultant pursuant to this Section 3 shall be registered under the Securities Act of 1933, as amended, using Form S-8 or such other form of registration the Company reasonably deems appropriate. The Company shall file such registration statement with the Securities and Exchange Commission within 30 days following the execution of this Agreement.

     4.   Term and Termination
          --------------------

               a) This Agreement is effective as of and the term of this Agreement is one year from June 1, 2006.

     5.     Miscellaneous
            -------------

               a) This Agreement contains the entire agreement and understanding between the parties and can be amended only by written agreement of the parties.

               b) The Consultant agrees to abide by and observe all local laws of all countries, states, and localities in which services are performed hereunder.

               c) The Consultant agrees not to either make or promise to make any payments to or on behalf of any official or other employee of any foreign government or any political party or any candidate for a foreign political office for the purpose of influencing any such person in the making of any decision or determination in respect of any matter involving the Company or any of its business.

               d) This Agreement shall be governed by the laws of the State of Maryland, without regard to the choice of law or conflicts of law provisions thereof.


                                        /s/ Paul H. Metzinger
                                        -----------------------------------
                                        Paul Metzinger, President
                                        VYTA CORP



                                        /s/ Edwin Buckham
                                        -----------------------------------
                                        Edwin Buckham


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                                   APPENDIX A

Scope of work to be performed by CONSULTANT for VYTA CORP.

     1. CONSULTANT will work with VYTA CORP to identify constituencies of support within the agriculture, nutrition, and health care policy communities, including the U.S. House of Representatives, the U.S. Senate, and federal agencies including (but not limited to) the Department of Agriculture, the Food & Drug Administration, the Department of Health and Human Services, and the Department of Homeland Security. CONSULTANT will promote and market VYTA CORP to these key audiences in an effort to raise awareness of the company's products and capabilities among government decision makers.

     2. CONSULTANT will establish and coordinate an appropriations strategy for VYTA CORP. CONSULTANT'S plan will identify and build an influential network of lawmakers, Congressional staff, and agency officials who will assist the company in securing financial support for its products.

     3.   In addition to appropriations, CONSULTANT will monitor and alert
          VYTA CORP of legislation moving through the Congress that could impact the company. CONSULTANT will work to represent the interests of the company before Congress and the administrative branch on these legislative matters.

     4. CONSULTANT will utilize its public relations expertise and services to raise awareness of VYTA CORP among broader audiences beyond the capital beltway. Utilizing earned media, CONSULTANT will work closely with the company executives to raise awareness of the company's products and capabilities to trade press, think tanks and academia.

     5. CONSULTANT will develop a long-term strategy to grow VYTA CORP's government sector business within federal agencies.

     6.   Any other legal activity requested by VYTA CORP.